Exhibit 99.2







June 13, 2002




Dear Stockholder:

Due to a mailing technicality experienced by Gemisys Financial Services, the mailing agent for the Lahaina Acquisitions, Inc. proxy statement dated May 28, 2002, all of the Company's shareholders did not receive their proxy materials. Therefore, the date for the Annual Meeting of Stockholders has been changed to July 18, 2002 at 12:00 p.m. Mountain Standard Time, to be held at 14001 East Iliff Avenue, Suite 704, Denver, CO 80014. All other aspects of the upcoming meeting remain the same as set forth in the proxy statement.

We apologize for any inconvenience this may have caused you.

Sincerely,

Dan Moudy,
CEO, President and Director
Lahaina Acquisitions, Inc.